EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Bank of Montreal on Form S-8 for the M&I Retirement Program and the Missouri State Bank & Trust Company Retirement Savings Plan of our report dated June 8, 2011, relating to the financial statements and supplemental schedules of the M&I Retirement Program as of December 31, 2010 and for the year then ended, appearing in the Annual Report on Form 11-K of the M&I Retirement Program for the year ended December 31, 2010, and our report dated June 8, 2011, relating to the financial statements of the Missouri State Bank & Trust Company Retirement Savings Plan as of December 31, 2010 and for the year then ended, appearing in the Annual Report on Form 11-K of the Missouri State Bank & Trust Company Retirement Savings Plan for the year ended December 31, 2010.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin

July 12, 2012